SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): FEBRUARY 15, 2000



                              KEY TECHNOLOGY, INC.
               (Exact name of registrant as specified in charter)


         OREGON                          0-21820                 93-0822509
(State or other jurisdiction     (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)


                                150 AVERY STREET
                          WALLA WALLA, WASHINGTON 99362
               (Address of principal executive offices) (Zip Code)



                                 (509) 529-2161
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

         Effective February 15, 2000, Key Technology, Inc. ("Key Technology" or the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, KTC Acquisition Corp., an Oregon corporation and wholly-owned subsidiary of the Company ("KTC"), and Advanced Machine Vision Corporation, a California corporation ("AMVC"), providing for the merger of KTC with and into AMVC, with AMVC as the surviving corporation (the "Merger"). Following the Merger, AMVC will become a wholly-owned subsidiary of the Company.

         Under the terms of the Merger Agreement, a holder of one share of AMVC common stock would receive:

o    $1.00 per share in cash, plus

o one share of Key convertible preferred stock for each 10 shares of AMVC common stock, redeemable for $1.00 in cash for each AMVC common share any time after two years, or convertible at any time into 2/3 of a share of Key common stock for each 10 shares of AMVC common stock, plus

o a five-year warrant to purchase Key common stock, redeemable at any time for $.25 in cash for each AMVC common share, or which can be exercised to purchase .025 shares of Key common stock per AMVC common share at an exercise price of $15.00 per share of Key common stock.

For example, a holder of 100 shares of AMVC common stock would receive $100.00 in cash, 10 shares of Key Technology Series B Convertible Preferred Stock, with each preferred share redeemable for cash at $10.00 per share at any time after two years or convertible at any time into 2/3 of a share of Key common Stock, and a warrant to purchase 2.5 shares of Key Technology common stock at $15.00 per share or redeemable at any time for $25.00 in cash.

Each share of AMVC Series B Preferred Stock will convert into the right to receive $22.00 per share in cash.

         The Merger is subject to approval of the issuance of Key Technology shares by holders representing a majority of the Key Technology common shares present in person or represented by proxy at a special meeting of Key Technology shareholders, and approval of the Merger Agreement by the holders of a majority of the outstanding AMVC common stock and a majority of the outstanding AMVC preferred stock at a special meeting of AMVC shareholders. Accordingly, the Merger is subject to the approval of FMC Corporation, holder of all of the outstanding preferred stock of AMVC. The Company and AMVC intend to hold their respective special shareholders meetings in May 2000. The Merger also is subject to customary closing conditions, including, without limitation, the making of all necessary governmental filings and the effectiveness of a registration statement to be filed with the Securities and Exchange Commission with respect to the Key Technology shares and warrants to be issued in the Merger.



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Under certain circumstances, either the Company or AMVC may be required to pay a termination fee of up to $2,000,000 if the Merger Agreement is terminated.

         The Merger Agreement and the Company's press release issued to announce the Merger are filed as exhibits to this report. The description of the Merger Agreement herein does not purport to be complete and is qualified in its entirety by the provisions of the agreement.

         The Company's common shares are quoted on the NASDAQ National Market under the trading symbol "KTEC." AMVC's common shares are quoted on NASDAQ under the trading symbol "AMVC."


                                      -3-
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ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)     Exhibits.



      EXHIBIT NO.   DESCRIPTION
      ------------  -----------------------------------------------------------

           2.1 Agreement and Plan of Merger by and among Key Technology, Inc., KTC Acquisition Corp. and Advanced Machine Vision Corporation, effective February 15, 2000.

           2.2      Letter Amendment dated February 10, 2000.

           99.1     Key Technology, Inc. Press Release issued February 15, 2000.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

                                        KEY TECHNOLOGY, INC.


                                        By: /s/ Thomas C. Madsen
                                           -------------------------------------
                                           Thomas C. Madsen, President and Chief
                                              Executive Officer

Dated:  March 3, 2000


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                                  EXHIBIT INDEX

      EXHIBIT NO.   DESCRIPTION
      ------------  -----------------------------------------------------------

           2.1 Agreement and Plan of Merger by and among Key Technology, Inc., KTC Acquisition Corp. and Advanced Machine Vision Corporation, effective February 15, 2000.

           2.2      Letter Amendment dated February 10, 2000.

           99.1     Key Technology, Inc. Press Release issued February 15, 2000.